BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)

                              FINANCIAL STATEMENTS












                          INDEPENDENT AUDITORS' REPORT






The Owners
Boeing 737-300 Trust S/N 24700

We have audited the accompanying balance sheet of the Boeing 737-300 Trust S/N 24700 as of December 31, 2000, and the related statements of operations, changes in owners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the owner's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Boeing 737-300 Trust S/N 24700 as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. The accompanying 1999 financial statements were not audited by us, and accordingly, we express no opinion or any other form of assurance on them.

/S/  KPMG LLP


SAN FRANCISCO, CALIFORNIA
March 12, 2001






                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                                 BALANCE SHEETS
                                  DECEMBER 31,
                            (IN THOUSANDS OF DOLLARS)


                                                                   2000               1999
                                                                                   (unaudited)
                                                              ------------------------------------
  ASSETS

  Aircraft equipment held for lease, at cost                  $       23,382    $        23,124
  Less accumulated depreciation                                       (6,027)            (2,569)
                                                              -----------------------------------
      Net equipment                                                   17,355             20,555

  Accounts receivable due from owners                                    836                 --
  Lease negotiation fees, less accumulated
        amortization of $33 in 2000                                       52                 --
  Equipment deposits                                                      58
  Prepaid expenses                                                         3                  3
                                                              -----------------------------------
        Total assets                                          $       18,304    $        20,558
                                                              ===================================


  LIABILITIES AND OWNERS' EQUITY

  Liabilities:
  Accounts payable and accrued expenses                        $          500    $           11
  Due to affiliates                                                       156                --
  Lessee deposits                                                         836                --
                                                               -----------------------------------
    Total liabilities                                                   1,492                11

  Owners' equity                                                       16,812            20,547
  ------------------------------------------------------------------------------------------------

        Total liabilities and owners' equity                   $       18,304    $       20,558
                                                               ===================================

















      See accompanying auditors' report and notes to financial statements.






                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                            STATEMENTS OF OPERATIONS
                            (IN THOUSANDS OF DOLLARS)


                                                                       For the period
                                                                        from 06/07/99
                                                   For the year          (inception)
                                                  ended 12/31/00      through 12/31/99
                                                                         (unaudited)
                                                 -----------------------------------------
  REVENUES

  Lease revenue                                   $        1,396      $            --
  Interest income                                              3                   --
                                                  ----------------------------------------
    Total revenues                                         1,399                   --
                                                  ----------------------------------------

  EXPENSES

  Depreciation and amortization expense                    3,491                2,569
  Repairs and maintenance                                  1,146                  100
  Equipment operating expenses                                77                   --
  Management fees to affiliate                                70                   --
  Insurance expense                                           38                   14
  Administrative expenses to affiliates                       11                   13
  Administrative expenses                                    115                   55
                                                  ----------------------------------------
    Total expenses                                         4,948                2,751
                                                  ----------------------------------------

        Net loss                                  $       (3,549)     $        (2,751)
                                                  ========================================
























      See accompanying auditors' report and notes to financial statements.






                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                     STATEMENTS OF CHANGES IN OWNERS' EQUITY
                   FOR THE PERIOD FROM INCEPTION JUNE 7, 1999
                      THROUGH DECEMBER 31, 1999 AND FOR THE
                        YEAR ENDED DECEMBER 31, 2000 (IN
                              THOUSANDS OF DOLLARS)








  Owners' capital contribution (unaudited)                  $       23,298

  Net loss (unaudited)                                              (2,751)
                                                            ----------------

   Owners' equity at December 31, 1999 (unaudited)                  20,547

  Net loss                                                          (3,549)

  Distributions paid                                                  (186)
                                                            ----------------

    Owners' equity at December 31, 2000                     $       16,812
                                                            ================





























      See accompanying auditors' report and notes to financial statements.






                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                            STATEMENTS OF CASH FLOWS
                            (IN THOUSANDS OF DOLLARS)


                                                                                     For the period
                                                                                     from 06/07/99
                                                                   For the year       (inception)
                                                                      ended         through 12/31/99
                                                                   December 31,
                                                                       2000
                                                                                      (unaudited)
                                                               ----------------------------------------

  OPERATING ACTIVITIES

  Net loss                                                      $        (3,549)   $        (2,751)
  Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
    Depreciation and amortization                                         3,491              2,569
    Changes in operating assets and liabilities:
      Accounts receivable                                                  (836)                --
      Prepaid expenses                                                       --                 (3)
      Equipment deposits                                                    (58)                --
      Accounts payable and accrued expenses                                 489                 11
      Due to affiliates                                                     156                 --
      Lessee deposits                                                       836                 --
                                                                -------------------------------------
        Net cash provided by (used in) operating activities                 529               (174)
                                                                -------------------------------------

  INVESTING ACTIVITIES

  Payments for the purchase of the aircraft and
    capitalized repairs                                                    (258)           (22,600)
  Payment of acquisition fees to affiliate                                   --               (524)
  Payment of lease negoitation fees to affiliate                            (85)                --
                                                                -------------------------------------
          Net cash used in investing activities                             (343)          (23,124)
                                                                -------------------------------------

  FINANCING ACTIVITIES

  Owners' capital contributions                                              --             23,298
  Distributions paid                                                       (186)                --
                                                                -------------------------------------
        Net cash (used in) provided by financing activities                (186)            23,298
                                                                -------------------------------------

  Net change in cash and cash equivalents                                    --                 --
  Cash and cash equivalents at beginning of period                           --                 --
                                                                -------------------------------------
  Cash and cash equivalents at end of year                      $            --    $            --
                                                                =====================================








      See accompanying auditors' report and notes to financial statements.






                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

In June 1999, PLM Equipment Growth & Income Fund VII (EGF VII), a California limited partnership, and PLM Equipment Growth Fund VI (EGF VI) a California limited partnership, (the Owners) entered into a Trust Agreement (the Trust) with PLM Transportation Equipment Corp.(TEC), a wholly-owned subsidiary of PLM International, Inc., by the terms of which TEC is owner trustee for the benefit of the Owners as equal co-beneficiaries. The Trust was established for the purpose of purchasing a Boeing 737-300 commercial aircraft. The Trust has no employees nor operations other than the operation of the Boeing 737-300 commercial aircraft. The Trust estate is owned 38% by EGF VII and 62% by EGF VI.

PLM Financial Services Inc., (FSI) is the General Partner of EGF VII and EGF VI. FSI is a wholly-owned subsidiary of PLM International, Inc.

The aircraft was purchased in June 1999 for $22.6 million. EGF VII paid or accrued acquistion and lease negotiation fees of $0.5 million and EGF VI paid acquisition fees of $0.1 million to FSI. In June 2000, the aircraft was leased to Islandsflug HF with a term expiring in November 2001.

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All amounts as of and for the year ended December 31, 1999 are unaudited.

     OPERATIONS

The aircraft in the Trust is managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly-owned subsidiary of FSI. IMI receives a monthly management fee from the Trust for managing the aircraft (Note
2). FSI, in conjunction with its subsidiaries, sells transportation equipment to investor programs and third parties, manages pools of transportation equipment under agreements with the investor programs, and is a general partner in limited partnerships.

     CASH AND CASH EQUIVALENTS

All cash generated from operations is distributed to the owners, accordingly, the Trust has no cash balance at December 31, 2000 and 1999.

     ACCOUNTING FOR LEASES

The aircraft under the Trust is leased under an operating lease with fixed monthly payments. Under the operating lease method of accounting, the leased asset is recorded at cost and depreciated over its estimated useful life. Rental payments are recorded as revenue over the lease term in accordance with Financial Accounting Standards Board Statement No. 13 "Accounting for Leases". Lease origination costs are amortized equally over 18 months.







                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     DEPRECIATION

Depreciation of aircraft equipment is computed using the double-declining balance method, taking a full month's depreciation in the month of acquisition, based upon an estimated useful life of 12 years. Acquisition fees of $0.5 million, which were paid to FSI, were capitalized as part of the cost of the equipment and amortized over the life of the aircraft.

     AIRCRAFT

In accordance with the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", FSI reviews the carrying value of the aircraft under the Trust at least quarterly, and whenever circumstances indicated that the carrying value of the aircraft may not be recoverable in relation to expected future market conditions for the purpose of assessing recoverability of the recorded amounts. If projected undiscounted future cash flows and fair value are less than the carrying value of the aircraft, a loss on revaluation would have been recorded. No reductions to the carrying value of the aircraft were required during 2000 or 1999.

     REPAIRS AND MAINTENANCE

Repair and maintenance for the aircraft are the obligation of the lessee. To meet the maintenance requirements of certain aircraft airframes and engines, reserve accounts are prefunded by the lessee over the period of the lease based on the number of hours this equipment is used, times the estimated rate to repair this equipment. If repairs exceed the amount prefunded by the lessee, the Trust has the obligation to fund and accrue the difference. If an aircraft is sold and there is a balance in the reserve account for repairs to that aircraft, the balance in the reserve account is reclassified as additional sales proceeds. The aircraft reserve accounts are included in the balance sheet as lessee deposits and reserve for repairs.

Since one of the aircraft engines was scheduled for an overhaul prior to going on lease, the Trust is responsible for the overhaul to one of the aircraft engines.

     NET LOSS AND CASH DISTRIBUTIONS TO OWNERS

The net loss and cash distributions of the Trust are allocated to the Owners. The net loss is generally allocated to the Owners based on their percentage of ownership in the Trust. Certain depreciable and amortizable amounts are allocated specifically to each of the Owners, such as depreciation on acquisition fees and amortization on lease negotiation fees. Cash distributions are allocated 50% to EGF VII and 50% to EGF VI.

     COMPREHENSIVE LOSS

The Trust's net loss is equal to comprehensive loss for the years ended December 31, 2000 and 1999.

2.   GENERAL PARTNER AND TRANSACTIONS WITH AFFILIATES

Under the equipment management agreement, IMI receives a monthly management fee equal to the lessor of (i) the fees that would be charged by an independent third party for similar services for similar equipment or (ii) 5% of the gross lease revenues attributable to equipment that is subject to operating leases. The Trust's management fee expense to affiliate was $0.1 million and $-0- during 2000 and 1999, respectively.






                         BOEING 737-300 TRUST S/N 24700
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

2.   GENERAL PARTNER AND TRANSACTIONS WITH AFFILIATES (continued)

The Trust reimbursed FSI $11,000 and $13,000 during 2000 and 1999, respectively, for data processing and administrative expenses directly attributable to the Trust.

As of December 31, 2000, amounts due to affiliates included Trust management fees payable to IMI of $0.1 million and lease negotiation fees payable to FSI of $0.1 million. No fees were payable to affiliates as of December 31, 1999.

3.   EQUIPMENT

Lease revenues are earned by placing the aircraft on an operating lease. During May 2000, a fixed rate lease for 18 months was signed with Islandsflug HF.

The aircraft in the Trust is used as collateral against the senior loan of the Owners.

The aircraft lease is accounted for as an operating lease. Future minimum rentals under noncancelable operating leases, as of December 31, 2000, during each of the next five years are: $1.7 million in 2001, and $-0- thereafter.

4.   GEOGRAPHIC INFORMATION

The aircraft is leased and operated in Iceland.

5.   INCOME TAXES

The Trust is not subject to income taxes, as any income or loss is included in the tax return of the individual partners and members owning the Owners. Accordingly, no provision for income taxes has been made in the financial statements of the Trust.

As of December 31, 2000, the financial statement carrying amount of assets and liabilities was approximately $5.1 million lower than the federal income tax basis of such assets and liabilities, primarily due to differences in depreciation methods.

6.   CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Trust to concentrations of credit risk, consist principally of lease receivables. The aircraft in the Trust was on lease to only one customer during 2000. This lessee, Islandsflug HF, accounted for all of the revenue.

As of December 31, 2000, the manager believes the Trust had no other significant concentrations of credit risk that could have a material adverse effect on the Trust.